UNIVAR USA INC.
SUPPLEMENTAL VALUED INVESTMENT PLAN
(As Amended and Restated as of June 1, 2017)
First Amendment
WHEREAS, Univar USA Inc. (“Company”) sponsors and maintains the Univar USA Inc. Supplemental Valued Investment Plan as amended and restated as of June 1, 2017 (the “Plan”);
WHEREAS, pursuant to Section 12.1 of the Plan, the Board of Directors of the Company has certain authority to amend the Plan; and
WHEREAS, the Company desires to amend certain governance provisions and delegate amendment authority under the Plan.
NOW THEREFORE, the Plan is hereby amended as follows, effective as of October 10, 2018:
1.The definition of Plan Administrator in Section 3 of the Plan is hereby amended to read as follows:
Plan Administrator means Univar USA Benefits Committee, as may be renamed from time to time, or such other successor committee or individuals appointed by the Company, and includes any delegate of the committee pursuant to applicable committee approvals.
2.Any reference to “Pension Management Committee” is replaced with “Plan Administrator” wherever it may appear.
3.Section 11 is amended in its entirety to read as follows:
11. Administration of the Plan. The Plan Administrator has all duties and obligations imposed on a Plan Administrator by ERISA. In addition, the Plan Administrator shall have the following discretionary powers and duties, and those powers and duties as further provided in the Univar USA Inc. Employee Benefit Plans Charter, as adopted by the Company, and as may be renamed and/or amended from time to time:
(a) establish and enforce certain rules, regulations and procedures as it deems necessary or proper for the efficient administration of the Plan and for the determination of benefit claims and appeals under, and in accordance with, the Plan;
(b) interpret the Plan, in its sole discretion, with its interpretations made in good faith to be final and conclusive, and to decide all questions concerning the Plan, and claims and appeals for benefits under the Plan. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit;
(c) determine the eligibility of any employee to participate in the Plan, in its sole discretion, and to require any person to furnish any information as it may request to properly administer the Plan as a condition to that person receiving any benefit under one or more of the Plan;
(d) compute the amount of benefits that are payable to any Participant, retired Participant, spouse, joint annuitant or Beneficiary in accordance with the provisions of the Plan, to determine the person or persons to whom those benefits will be paid, and to correct any error and remedy any defect related to a payment of benefits;
(f) authorize the payment of benefits from the Plan, in its sole discretion, if it determines that the claimant is entitled to the benefits;
(g) maintain records for each individual Participant as to benefits, options, beneficiaries and other pertinent information;
(j) recover any payment or overpayment of a benefit made by mistake; and
(n) take other actions as are necessary or desirable in connection with its administration duties with respect to the Plan.
Any duties and responsibilities of the Company under the Plan shall be carried out by the directors, officers, and employees of the Company, acting on behalf of and in the name of the Company in their capacities as directors, officers, and employees and not as Plan Administrator.
In exercising its authority to control and manage the operation and administration of the Plan, the Plan Administrator may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons, committees, service providers or third party administrators selected by it. Any such allocation or delegation may be revoked at any time. Any member or delegate exercising Plan Administrator responsibilities and powers under this Section shall periodically report to the Plan Administrator on its exercise thereof and the discharge of such responsibilities.
4.Section 12.1 is amended in its entirety to read as follows:
12.1 Reservation of Rights. Univar USA Inc. may amend or terminate the Plan at any time by action of its Board of Directors. In addition, the Retirement Oversight Committee may amend the Plan at any time. No such action shall reduce the amount credited to any Participant’s Plan Account as of the effective date of such amendment or termination. In the event Univar USA Inc. terminates the Plan, Participants with existing Plan Account balances will automatically become 100% vested in their Plan Accounts.
5.Sections 15.1 and 15.2 are amended in their entirety to read as follows:

15.1 Claims Procedures. A Participant or Beneficiary shall have the right to file a claim, inquire if he has any right to benefits and the amounts thereof, or appeal the denial of a claim.
(a) A claim will be considered filed when a written communication is made by the Participant, Beneficiary, or his authorized representative to the Plan Administrator (the “claimant”). The Plan Administrator shall notify the claimant in writing within a reasonable period of time, but no later than 90 days after receipt of the claim if the claim is wholly or partially denied. If an extension of time beyond the initial 90-day period for processing the claim is required, written notice of the extension shall be provided to the claimant before the initial 90-day period expires. In no event shall the period, as extended, exceed 180 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a final decision. Benefits under the Plan will be paid only if the Plan Administrator decides in its sole discretion that the claimant is entitled to them.
(b) Written notice of a wholly or partially denied claim for benefits shall include, in a manner calculated to be understood by the claimant:
(i) the reason or reasons for denial;
(ii) specific reference to the Plan provisions on which the denial is based;
(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv) an explanation of the Plan’s claim appeal procedure, which shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
(c) If a claim is wholly or partially denied, the claimant may file an appeal requesting the Plan Administrator to conduct a full and fair review of his claim. The claimant must file his written appeal no more than 60 days after he receives written notice of the denial. The claimant may review any relevant documents that apply to the case and may also submit points of disagreement and other comments in writing along with the appeal. The Plan Administrator’s decision on appeal shall be given to the claimant in writing no later than 60 days following receipt of the appeal. However, if the Plan Administrator, in its sole discretion, grants a hearing, or there are special circumstances involved, the decision will be given no later than 120 days after receiving the appeal. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant before the initial 60 days expires and shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a final decision. Benefits under the Plan will be paid only if the Plan Administrator decides in its sole discretion that the claimant is entitled to them. The written decision on appeal shall be in a manner calculated to be understood by the claimant and shall include:
(i) specific reasons for the decision;
(ii) specific references to the pertinent Plan provisions on which the decision is based;
(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the claimant’s claim; and
(iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits.
If a claimant files an appeal under this subsection (c), the claimant may review or receive copies, upon request and free of charge, of any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8)) to the claimant’s claim. The claimant may also submit written comments, documents, records and other information relating to his claim. The Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. Notwithstanding the foregoing, if at any time the Plan Administrator, or delegate authorized by the Plan Administrator to resolve appeals, is a committee that holds regularly scheduled meetings not less often than quarterly, then, in lieu of the time periods set forth above, the decision on appeal shall be made at the first meeting that occurs after the appeal is received unless the appeal is received within 30 days prior to the date of the meeting, in which case the decision shall be made not later than the second meeting held after the appeal is received. If special circumstances require an extension, the decision may be made not later than the third meeting following receipt of the appeal, provided that the claimant is notified of the reason for the extension and the date as of which the appeal will be decided not later than beginning of the extension. The notice of the committee’s decision, written in a manner calculated to be understood by the claimant and containing the information described above, shall be furnished to the claimant as soon as reasonably possible after the meeting at which the decision on appeal is made.
(d) In order for a claimant to initiate any action for any benefit under the Plan before any court, under ERISA Section 502 or otherwise, or before any administrative agency or quasi-judicial tribunal, such claimant must have first filed a claim for such benefit and requested review of any adverse decision on such claim in accordance with this Section and the procedures established by the Plan Administrator pursuant to this Section. Such action must be initiated not more than 180 days after receipt of the decision on review of the adverse claim decision.
15.2 ERISA Section 503. The provisions of Section 15.2 are intended to comply with ERISA Section 503 and the Department of Labor regulations issued pursuant thereto, and shall be so construed and applied. Consistent with such regulations, each claimant shall have the right to have an authorized representative act on his behalf, to submit arguments and information in support of his claim, and to receive, upon written request and without charge, copies of all documents, records, or other information that either (a) were relied upon in determining his benefit under the Plan, (b) were submitted, considered, or generated in the course of making the benefit determination, even if not relied upon, or (c) demonstrate compliance with the administrative processes and safeguards of the claims and review procedure. In addition, any notice and decisions by the Plan Administrator under Section 15.2 may be furnished electronically in accordance with Department of Labor Regulation Section 2520.104b-1(c)(i), (iii), and (iv).
6.Section 19 is amended in its entirety to read as follows:
19. Governing Law. This Plan and all rights hereunder shall be governed by applicable federal law, including ERISA, and to the extent not preempted by federal law, construed and administered in accordance with the laws of the State of Illinois with the exception of any trust agreement, which shall be construed and enforced in all respects under and by the laws of the state in which the Trustee is located.
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IN WITNESS WHEREOF, the Senior Vice President and Chief Human Resources Officer of Univar USA Inc. has executed this First Amendment to the Univar USA Inc. Supplemental Valued Investment Plan as of October 9, 2018, to evidence its adoption by Univar USA Inc.
UNIVAR USA INC.
By: /s/ Kim Dickens
Kim Dickens
Senior Vice President & Chief Human
Resources Officer

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